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Exhibit 3.1

CORRECTED RESTATED CERTIFICATE OF INCORPORATION

OF

NOVEON, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE

ON MAY 24, 2001

        Noveon, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        1.     The name of the Corporation is Noveon, Inc. The Corporation was originally incorporated under the name PMD Group Inc. and the original Certificate of Incorporation was filed with the Secretary of State on November 3, 2000.

        2.     That a Restated Certificate of Incorporation of Noveon, Inc. was filed by the Secretary of State of Delaware on May 24, 2001 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

        3.     The inaccuracy or defect of said Certificate to be corrected is as follows: The last word of Article Seventh and all of Article Eighth were inadvertently deleted from the Restated Certificate of Incorporation of Noveon, Inc. filed on May 24, 2001. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted in accordance therewith, and only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation of the Corporation as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. The text of the Restated Certificate of Incorporation is hereby restated without further amendments or changes to read in its entirety as follows:

RESTATED
CERTIFICATE OF INCORPORATION
OF
NOVEON, INC.

        FIRST:    The name of the Corporation is:

Noveon, Inc.

        SECOND:    The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each such share is One Cent ($0.01).

        FIFTH:    Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

        SIXTH:    The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

        SEVENTH:    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

  EIGHTH:

        A.    If any Covered Party (as defined below) acquires knowledge of a potential transaction or matter which may be a Competitive Opportunity (as defined below) or otherwise is then exploiting any Competitive Opportunity, the Corporation shall have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that the Covered Party (1) shall have no duty to communicate, or present such Competitive Opportunity to the Corporation, shall have the right to hold any such Competitive Opportunity for the Covered Party's (and its officers', directors', agents', stockholders', members', partners', affiliates' or Subsidiaries') own account, or to recommend, assign or otherwise transfer such Competitive Opportunity to persons other than the Corporation or any Subsidiary of the Corporation and (2) cannot be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, officer or director of the Corporation or otherwise by reason of the fact that such Covered Party pursues or acquires such Competitive Opportunity for itself, directs, sells, assigns or otherwise transfers such Competitive Opportunity to another person, or does not communicate information regarding such Competitive Opportunity to the Corporation.

        B.    For purposes of this Article Eighth, the following terms shall have the following meanings:

        "Competitive Opportunity" shall mean an investment or business opportunity or prospective economic or competitive advantage in which the Corporation could have an interest or expectancy.

        "Covered Party" means (i) any of PMD Investors I LLC, PMD Investors II LLC, DLJMB Funding III, Inc., DB Capital/PMD Investors LLC or any of their respective affiliates (each, a "Shareholder Party"), (ii) any director or officer of the Corporation who is a director, officer or employee of any Shareholder Party, or (iii) any Person who is a shareholder or other owner of equity interests in any Shareholder Party (excluding, in the case of clause (iii), any natural Person whose principal employment activity is serving as an officer or other employee of the Corporation or any of its Subsidiaries).

        "Person" means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

        "Subsidiary" of any Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        IN WITNESS WHEREOF, said Noveon, Inc. has caused this Certificate to be signed by Christopher R. Clegg, its Senior Vice President and Secretary, this 24th day of April, 2002.

NOVEON, INC.
By:	/s/ CHRISTOPHER R. CLEGG
Christopher R. Clegg Senior Vice President and Secretary

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  Exhibit 3.1
CORRECTED RESTATED CERTIFICATE OF INCORPORATION OF NOVEON, INC. FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE ON MAY 24, 2001
RESTATED CERTIFICATE OF INCORPORATION OF NOVEON, INC.